Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40494, 333-113794, 333-125056, 333-182807, 333-231460 and 333-232684 on Form S-8 and 333-233861 on Form S-3 of Salem Media Group, Inc. of our report dated March 12, 2020 relating to the financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Sherman Oaks, California
March 12, 2020